Exhibit 8.1

Jones Day

April 22, 2004

R.J. Reynolds Tobacco Holdings, Inc.
401 North Main Street
Winston-Salem, NC 27102

Ladies and Gentlemen:

     We have acted as tax counsel to R.J. Reynolds Tobacco Holdings, Inc. (“RJR”) in connection with Reynolds American Inc.’s (“Reynolds American”) Registration Statement on Form S-4, Registration No. 333-111972 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed exchange by RJR stockholders of their RJR common stock for common stock of Reynolds American (the “combination transactions”).

     For purposes of our opinion set forth below, we have reviewed and are relying upon the accuracy and completeness at this time, and have assumed the continuing accuracy and completeness at all times up to and including the closing date of the proposed combination transactions, of the factual statements and representations in the Registration Statement, including all annexes and exhibits thereto, and in such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

     Our opinion is based on the Internal Revenue Code of 1986, as amended, the legislative history thereto and Treasury Regulations issued thereunder, administrative rulings and practices of the Internal Revenue Service and judicial decisions, as in existence on the date hereof, all of which are subject to change or differing interpretation, possibly with retroactive effect, at any time.

     Based on and subject to the foregoing, in our opinion the discussion under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement, subject to the qualifications set forth therein, to the extent that it describes the U.S. federal income tax consequences of the proposed combination transactions, constitutes a fair and accurate summary in all material respects. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the opinion set forth above

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement filed by Reynolds American to register the issuance of Reynolds American common stock under the Act and to the reference to us contained therein under the caption “Legal Opinions.” In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day